Exhibit 99.1

Great Elm group, inc. Announces the appointment of FORMER BLACKROCK Executive david Matter to its board

WALTHAM, Mass., May 25, 2022 (GLOBE NEWSWIRE) – Great Elm Group, Inc. (“we,” “us,” “our,” the “Company” or “GEG”) (NASDAQ: GEG), a diversified investment management company, today announced that Peter Reed has stepped down from the Company’s Board of Directors and that the Board has appointed David Matter as a Director.

“We are delighted to welcome Dave Matter whose significant experience both in growing and managing investment management businesses will be a valuable addition to our Company as we continue our ambitious plan to grow assets under management,” said Jason Reese, Executive Chairman of GEG. “His expertise and insight will help distinguish GEG’s investment management platform as we seek to create long-term value for our shareholders.”

Most recently, Mr. Matter was a Managing Director at BlackRock where he served as the Co-Chief Investment Officer of BlackRock Alternative Advisors (BAA), BlackRock’s Hedge Fund Solutions team. He chaired the BAA Investment Committee and was also a member of the BAA Management Committee and the Co-Investment Portfolio Management Group. Mr. Matter started his career as a financial analyst with American Funds-Capital Group and Bankers Trust before joining Quellos Group in 1998. At Quellos he was a Principal and member of the Investment Committee responsible for management of Absolute Return Strategy portfolios and Investment Research. The alternative investment management business of Quellos was subsequently acquired by BlackRock in 2007 where Mr. Matter stayed on. Mr. Matter earned a BA with a concentration in international relations from the University of Pennsylvania, an MBA with honors and an MA in international studies, both from the University of Washington, and holds the Chartered Financial Analyst (“CFA”) designation from the CFA Institute.

Said Mr. Matter, “I am very excited to join the entrepreneurial team at GEG as we look forward to executing on our growth plan.”

Mr. Reese added, “On behalf of the Board, I want to express our gratitude to Pete Reed who has concluded his service as a Board member. We look forward to his continued service as CEO of GEG.”

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded holding company that is building a business across two operating verticals: Investment Management and Operating Companies. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding expected growth and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent GEG’s assumptions and expectations in light of currently available information. These statements involve risks, variables and uncertainties, and GEG’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from GEG’s expectations, please see GEG’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to GEG’s financial position and results of operations is also contained in GEG’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Investor Relations Contact:
Michael Kim
investorrelations@greatelmcap.com